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                           UNITED STATES
                SECURITIES AND EXCHANGE COMMISSION           SEC FILE NUMBER
                      Washington, D.C. 20549                  1-10581

                            FORM 12b-25                      CUSIP NUMBER
                                                              080055-20-5
                    NOTIFICATION OF LATE FILING

(Check One):[ ]Form 10-K [ ]Form 20-F [ ]Form 11-K [X]Form 10-Q [ ]Form N-SAR

           For Period Ended:       September 30, 1995

           [   ] Transition Report on Form 10-K
           [   ] Transition Report on Form 20-F
           [   ] Transition Report on Form 11-K
           [   ] Transition Report on Form 10-Q
           [   ] Transition Report on Form N-SAR
           For the Transition Period Ended:

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  Read Instruction (on back page) Before Preparing Form.  Please
                          Print or Type.
     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.
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If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I   REGISTRANT INFORMATION

Belmac Corporation
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Full Name of Registrant


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Former Name if Applicable


4830 West Kennedy Boulevard, One Urban Centre, Suite 550
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Address of Principal Executive Office (Street and Number)


Tampa, Florida  33609
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City, State and Zip Code

PART II   RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

      a. The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
      b. The   subject   annual   report,   semi-annual   report,
         transition  report on Form 10-K, Form 20-F, 11-K or Form
[ X ] N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on
         or   before  the  fifth  calendar  day  following  the
         prescribed due date; and
      c. The accountant's statement or other exhibit required by Rule 12-b-25(c) has been attached if applicable.

PART III   NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

                        SEE ATTACHED SHEET

                                             (Attach Extra Sheets if Needed)
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 PART IV   OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

        Michael D. Price               813                  286-4401
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             (Name)                   (Area             (Telephone Number)
      Vice President and Chief         Code)
            Financial Officer


(2)  Have all other periodic reports required under Section
     13  or 15(d) of the Securities Exchange Act of 1934 or
     Section  30  of  the  Investment  Company  Act of 1940   X  Yes     No
     during  the  preceding  12  months or for such shorter  ---    ---
     period  that  the registrant was required to file such
     report(s)  been  filed?    If  answer  is no, identify
     report(s)


(3)  Is  it  anticipated  that  any  significant  change in
     results  of  operations  from the corresponding period     Yes    X  No
     for  the  last  fiscal  year  will be reflected by the  ---      ---
     earnings statements to be included in the subject report or portion thereof?

     If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of results cannot be made.
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                            Belmac Corporation
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                (Name of Registrant as Specified in Charter)

 has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.





 Date  November 15, 1995               By   /s/ Michael D. Price
                                         Michael D. Price, Vice President
                                         and Chief Financial Officer







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            Notification of Late Filing on Form 12b-25


                    Registrant:    Belmac Corporation

                    Report:        Report on Form 10-Q for the
                                   Quarter ended September 30, 1995


Part III - Narrative

   Each of the two wholly-owned foreign subsidiaries of the Registrant, both of which represent material components in the consolidated financial statements, has experienced delays in the production of financial data necessary for the Registrant to complete its quarterly report on Form 10-Q for the quarter ended September 30, 1995 without unreasonable effort or expense.







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